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                                                                     EXHIBIT 8.1

                                [ANDREWS & KURTH
                MAYOR, DAY, CALDWELL & KEETON L.L.P. LETTERHEAD]

                                 April 1, 2002

Alliance Resource Partners, L.P.
1717 South Bolder Avenue, Suite 600
Tulsa, Oklahoma 74119

      RE: REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

            We have acted as special counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Alliance Resource Partners, L.P., a Delaware limited partnership (the "Partnership"), relating to the registration of the offering and sale (the "Offering") of common units ("Common Units") and debt securities ("Debt Securities") of the Partnership (together, the "Securities") to be issued and sold by the Partnership from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), for an aggregate initial offering price not to exceed $200,000,000 and an additional 4,608,046 common units representing limited partnership interests in the Partnership to be offered by the selling unitholders named in the Registration Statement (the "Secondary Common Units," and with the Primary Common Units, the "Common Units"). The Secondary Common Units include 3,211,266 units issuable upon conversion of subordinated units representing limited partner interests in the Partnership. The Common Units and the Debt Securities are collectively referred to herein as the "Securities." In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

            The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

            A discussion with regard to the material United States federal income tax consequences, if any, for purchasers of the Debt Securities pursuant to the Offering will be included in a prospectus supplement relating to the issuance of such securities. An opinion with respect to any such discussion will be filed as an exhibit to a Current Report on Form 8-K of the Partnership.

            This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is
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required under section 7 of the Act, or the rules and regulations of the
Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        /s/ Andrews & Kurth
                                        Mayor, Day, Caldwell & Keeton L.L.P.